Exhibit N

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 19, 2024, with respect to the financial statements of MainStay MacKay Municipal Income Opportunities Fund, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm’“ in the Prospectus and the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 5, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.